EXHIBIT 10.1

                                   AGREEMENT
                                   ---------

        THIS AGREEMENT (the "Agreement") is made and entered into as of the 12th day of March, 2001, by and between Peter N. Larson ("Executive") and Brunswick Corporation, a Delaware corporation (the "Company").

                              STATEMENT OF PURPOSE

        WHEREAS, the Company and Executive have previously entered into the Second Amended and Restated Employment Agreement, dated January 4, 1999 (the "Employment Agreement") and the Company and Executive hereby wish to agree in full on all matters and claims, contractual and non-contractual, relating to Executive's continuing employment by the Company, including without limitation all matters and claims relating to the Employment Agreement,

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

        1. Change in Terms and Nature of Employment. Executive shall continue to be an employee on the Company's payroll as a non-officer for the compensation set forth in this Agreement through January 1, 2002 (the "Date of Termination") at which date Executive's employment with the Company shall be terminated.

        2. Executive's Compensation and Benefits. The Company and Executive agree as follows:

        a. Share Awards. Subject to subparagraph 2g below, the Executive shall be entitled to receive and shall be vested in the 50,000 deferred stock units credited to Executive under Paragraph 2(b)(ii) of the Employment Agreement as of January 1, 2000, and the 50,000 deferred


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stock units credited to Executive thereunder as of January 1, 2001 (thus bringing Executive to a total of 200,000 vested shares in the automatic stock deferral account). Dividends will be paid as provided in Employment Agreement.

        b. Salary and Bonus Payments. For the period commencing July 1, 2000 and ending on January 1, 2002 Executive shall be entitled to an aggregate amount of cash compensation equal to $3.5 million, payable as follows: (i) $1,350,000 shall be paid on regular payroll dates (at the rate of $900,000 per annum) for the period from July 1, 2000 through December 31, 2001; (ii) $450,000 shall be paid as a lump sum on January 2, 2002; and (iii) $1.7 million shall be credited to Executive's cash deferral account as a bonus payment as of the date in February 2001 on which bonus payments were made to Company executives. Such amounts shall be inclusive of all amounts to which he would otherwise be entitled for current or accrued vacation.

        c. Life Insurance. Executive shall continue to receive life insurance coverage specified in a letter to Executive dated as of the date hereof from the Company's Vice President and Chief Human Resources Officer (the "Benefits Letter").

        d. Stock Options. The option for 175,000 shares of the Company's common stock which was awarded to Executive in 1999 shall be exercisable through June 30, 2005. The stock options awarded Executive prior to January 1, 1999 and currently outstanding are set forth in the Benefits Letter. Each of such options is exercisable until June 30, 2005 or, if earlier, the date fixed for expiration of the option.

        e. Retirement Benefits. Pension benefits to which Executive is entitled pursuant to Paragraph 4(b)(viii) of the Employment Agreement will be based on compensation through December 31, 2000. The aggregate pension benefits to which Executive is entitled under the


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Employment Agreement and the Company's qualified and nonqualified pension plans, prior to offset for Social Security benefits and benefits payable to Executive under plans maintained by his prior employer, are set forth in the Benefits Letter. Executive shall continue to have the right to elect to convert pension benefits, as provided in the Employment Agreement, until February 1, 2002.

        f. Other Benefits. Executive shall be entitled to group life, accident, medical and hospital insurance coverage and tax and financial planning through June 30, 2002 on the same basis as if he had continued in the employ of the Company through that date. Executive shall be entitled to retiree medical benefits to the extent that he would be entitled to such benefits if he continued in the employ of the Company through June 30, 2002. The benefits earned by the Executive under the Company's employee compensation and benefits plans prior to June 30, 2000 are specified in the Benefits Letter. Such payments and benefits shall be paid or provided by the Company or such plans (as the case may be) when due, and full payment and provision of such benefits shall discharge fully all obligations of the Company and such plans with respect to Executive's benefits under such plans.

        g. Deferred Compensation. Executive's deferred stock units, including the 100,000 stock units referenced is subparagraph 2a above, and interests in shares held in a rabbi trust, shall be converted as of March 14, 2001 to cash deferrals (based on the closing price of a share of Company common stock on March 13, 2001 as reported on the New York Stock Exchange Composite Transactions) under Executive's Automatic Deferral Agreement dated as of February 3, 1997 (the "Deferral Agreement"). Such deferrals will be credited with interest at the rate of 7.5% per annum from March 14, 2001 through December 31, 2001. All other cash deferrals


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credited to Executive as of March 31, 2001 under the Deferral Agreement shall be credited with interest (i) at the rate specified in subparagraph 3a of the Deferral Agreement for the period through March 31, 2001, and (ii) at the rate of 7.5% per annum from April 1, 2001 through December 31, 2001. All amounts credited to Executive under the Deferral Agreement shall be paid to Executive on January 2, 2002.

        3. Tax Withholding and Payroll Deductions. The Company shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law and all applicable payroll deductions.

        4. Release of the Company. In consideration of the Company entering into this Agreement, Executive, on behalf of himself and his heirs, personal representatives, successors and assigns, hereby releases and forever discharges the Company, all of its affiliated or subsidiary entities, and each and every one of their respective present and former directors, officers, employees, agents, successors and assigns from and against any and all claims, demands, damages, actions, causes of action, costs and expenses, which Executive now has, may ever have had or may have hereafter upon or by reason of any matter, cause or thing occurring, done or omitted to be done prior to the date of this Agreement, that constitute "Employment-Related Claims" or rights and claims Executive has or might have under the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), Title VII of the Civil Rights Act of 1964, as amended, and the Americans with Disabilities Act of 1990, as amended; provided, however, that this release shall not apply to any claims which Executive may have for the payments or provision of the benefits under this Agreement. For purposes of this Agreement, "Employment-Related Claims" means all rights



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and claims Executive has or may have related to his employment by or status as an employee, officer or director of the Company or any of its affiliates or to the termination of that employment or status or to any employment practices and policies of the Company or its affiliates, including without limitation any rights and claims under the Employment Agreement.

        Executive acknowledges and agrees that he has read this release in its entirety and that this release is a general release of all known and unknown claims, including rights and claims arising under ADEA. Executive and the Company further acknowledge and agree that:

        i. This release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this Agreement;

        ii. Executive is entering into this Agreement and releasing, waiving and discharging rights or claims only in exchange for new, valuable consideration;

        iii. Executive has been advised, and is being advised by this release, that he has up to twenty-one (21) days within which to consider this release before he executes this Agreement; and

        iv. Executive is aware that this release will not become effective or enforceable until seven (7) days following his execution of this Agreement and that he may revoke this release at any time during such period by delivering (or causing to be delivered) to the Company at the address provided in Paragraph 11 hereof written notice of his revocation of this release no later than 5:00 p.m. eastern time on the seventh (7th) full date following his execution of this Agreement. This Agreement shall be binding upon the Company upon execution (unless the Agreement is


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                revoked by the Executive). In the event that Executive revokes this release, the Company shall have no obligation under this Agreement.

Executive further agrees and covenants that neither he, nor any person, organization or other entity on his behalf with his permission, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for personal equitable, monetary or other similar relief against the Company or its affiliates (including any action for damages, injunctive, declaratory or other relief), arising from or relating in any way to his employment relationship, and the terms, conditions and benefits payments resulting therefrom, or his retirement and the termination of his employment relationship with the Company, except as may be necessary to enforce the obligations of the Company to the Executive in accordance with the express terms of this Agreement, involving any matter occurring from the beginning of Executive's employment with the Company and its affiliates to the date of these presents, or involving any continuing effects of any actions or practices which may have arisen or occurred from the beginning of such employment to the date of these presents. Executive agrees and covenants that if Executive, or any other person, organization or entity on his behalf with his permission, files, charges, claims, sues or causes or permits to be filed, charged, or claimed, any action prohibited by the preceding sentence for personal equitable, monetary or other similar relief, despite Executive's agreement not to do so hereunder, then Executive will pay all of the costs and expenses of the Company (including reasonable attorneys' fees) incurred in the defense of any such action or undertaking and the amount of any judgment or settlement.

        5. Release of Executive. In consideration of Executive's entering into this Agreement, the Company, for itself and its affiliates and their respective predecessors, successors

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and assigns hereby releases and forever discharges Executive and his heirs, personal representatives, successors and assigns from and against any and all claims, demands, damages, actions, causes of action, costs and expenses, of whatever kind or nature, in law, equity or otherwise, which the Company or any of said entities now has, may ever have had or may have hereafter upon or by reason of any matter, cause or thing occurring, done or omitted to be done prior to the date of this Agreement, relating to or arising out of Executive's status as an officer, director or employee of the Company or any of said entities or the termination of that status.

        6. Defense of Claims. Executive agrees that he will assist the Company and its affiliates in the defense of any claims or potential claims that may be made or threatened to be made against the Company and its affiliates in accordance with paragraph 8 of the Employment Agreement.

        7. Indemnification. The Company agrees to continue to cover Executive under its directors' and officers' liability insurance policy in accordance with paragraph 4(c) of the Employment Agreement and the Director and Officer Indemnification Agreement between Executive and the Company dated April 1, 1995. In the event the Company breaches any of its obligations under this Agreement, Executive shall be entitled to his reasonable legal fees and expenses in enforcing his rights under this Agreement, and in discharging any obligations which were the responsibility of the Company under this Agreement.

        8. Confidential Information/Noncompetition/Nonsolicitation. Executive hereby acknowledges that he shall remain subject to the provisions of paragraphs 6, 7 and 9 of the Employment Agreement.


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        9. Mutual Nondisparagement. The Company, its officers and directors, shall not make public statements, encourage others to make statements or release information intended to disparage or defame Executive's reputation. Executive shall not make any public statements, encourage others to make statements or release information intended to disparage or defame the Company or any of its respective directors or officers. Except with the prior written consent of the Company, Executive will not make any direct or indirect written or oral statements to the press, television, radio or other media concerning any matters pertaining to the business and affairs of the Company, or any of its affiliated or subsidiary entities, or any of their officers or directors in their capacities as such. Notwithstanding the foregoing, nothing in this Paragraph 9 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction, nor shall any discussion by the Company or any officer or director with any party with respect to the past or future performance of the Company, or any response thereto by Executive, be deemed to disparage Executive or the Company.

        10. Notices. All notices, requests, demands or other communications under this Agreement will be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:

        As to Executive:
                Peter N. Larson
                23 Hodge Road
                Princeton, New Jersey 08540


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        with a copy to:
                Richard M. Zuckerman, Esq.
                RubinBaum LLP
                30 Rockefeller Plaza, 29th Floor
                New York, NY 10112

        As to the Company:
                Brunswick Corporation
                One North Field Court
                Lake Forest, IL 60045
                Attention: General Counsel

Either party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.

        11. Governing Law. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to principles of the conflicts of laws. If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

        12. Use of Counsel. Executive has been advised, and is being advised by this Agreement, to consult with an attorney before executing this Agreement. The Company shall promptly pay the reasonable costs thereof.


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        13. Prior  Agreements.  This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes the Employment Agreement and any and all prior oral or written agreements between the parties pertaining to the subject matter hereof.

        14. Waiver of Breach. The waiver by Executive or the Company of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by Executive or the Company. Continuation of benefits hereunder by the Company following a breach by Executive of any provision of this Agreement shall not preclude the Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

        15. Counterparts. This Agreement may be executed in more than one counterpart, but all of which together will constitute one and the same agreement.

        16. Amendments. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as Executive shall live, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

        IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this Agreement to be executed by its duly authorized representative, all as of the date first above written.

                        /s/ Peter N. Larson
                        ---------------------------------------
                        PETER N.LARSON

                        BRUNSWICK CORPORATION

                        By: /s/ Dustan E. McCoy
                            -----------------------------------
                            DUSTAN E. MCCOY

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                                  RESIGNATION

To: Brunswick Corporation

This is to acknowledge my resignation, effective as of June 27, 2000 from my positions as a director and as Chairman and Chief Executive Officer of Brunswick Corporation and from all other offices, directorships and positions I hold with Brunswick Corporation and all of its affiliated and subsidiary entities, except that I shall continue to be employed by the Company in accordance with the Agreement entered into simultaneously herewith.



Dated: March 15, 2001                 /s/ Peter N. Larson
                                      --------------------------------------
                                      PETER N.  LARSON


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